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                                  EXHIBIT 99(a)


                                    Contact:
                                    The Fresh Juice Company, Inc.
                                    Steve Bogen - Chief Executive Officer
                                    Jeffrey Heavirland - Vice President of Sales
                                                         and Administration
                                    Telephone No. 626-812-6022


                 THE FRESH JUICE COMPANY, INC. ANNOUNCES LETTER
                  AGREEMENT WITH SARATOGA BEVERAGE GROUP, INC.


NEWARK, NEW JERSEY, MARCH 31, 1998 - THE FRESH JUICE COMPANY, INC.
(NASDAQ: FRSH) (the "Company") today announced it has entered into a letter agreement with Saratoga Beverage Group, Inc. ("Saratoga") relating to a possible acquisition of the Company by Saratoga at a cash purchase price of not less than $3.75 per share. The proposed transaction is subject to, among other things, due diligence, financial contingencies and the negotiation and execution of a definitive agreement.

In the letter agreement the Company has agreed to certain "No-shop" provisions, subject to the fiduciary duties of the Company's board of directors, through not later than April 25, 1998. The letter agreement further provides for the payment to Saratoga by the Company of $750,000 in the event the Company (i) enters into a definitive agreement and the transaction is not consummated for reasons other than as a result of Saratoga failing to obtain financing or complying with its obligations or (ii) accepts a superior offer on or before a date not later than July 24, 1998. The letter agreement also provides for a payment, in lieu of the $750,000 described above, of not more than $250,000 based upon documented, out-of-pocket expenses of Saratoga if the Company is unable to obtain a fairness opinion from its investment banker with respect to the acquisition by Saratoga at $3.75 per share and a superior offer is not accepted on or before a date not later than July 24, 1998.

The Company has also been advised that Saratoga and Steven Smith, a director, president and shareholder of the Company, have entered into an Option Agreement, dated March 16, 1998 (the "Option Agreement") which was executed on March 18, 1998, pursuant to which Mr. Smith has granted to Saratoga the option to purchase 825,000 shares of his common stock of the Company at $3.00 per share. The Option Agreement provides for the consideration to be paid to Mr. Smith to be increased under certain circumstances involving an acquisition of the Company at a price in excess of $3.00 per share.


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The Fresh Juice Company, Inc. manufactures, markets and distributes fresh squeezed and frozen fresh squeezed citrus juices, fresh fruit smoothies (blends of juices and purees) and other noncarbonated beverages to both food service and retail customers. The Company has production and distribution facilities on both the East Coast and West Coast. Marketed under the labels "Fresh Pik't", "The Fresh Juice Company", "Hansen's", "Ultimate" and "Just Pik't", the Company's products are premium, minimally processed fresh fruit juice products.

Saratoga's principal business is the bottling, marketing and distribution of natural spring and mineral water products, and in the packaging of products for others.

The Company further stated that additional information would be released respecting these matters only upon a material change in status.

Cautionary Statement Regarding Forward-Looking Statements: Certain statements contained herein regarding matters that are not historical facts are forward-looking statements, including statements concerning Fresh Juice's business strategy. Actual strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those set forth in materials filed by Fresh Juice with the Securities and Exchange Commission.


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